Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Mark Buscovich, Manager FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

OILTANKING PARTNERS, L.P. REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER OF 2013

HOUSTON — August 7, 2013 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported second quarter 2013 net income of $29.5 million, or $0.61 per unit, an increase of 77.3% over second quarter 2012 net income of $16.6 million, or $0.41 per unit. Adjusted EBITDA increased 72.3% to $36.4 million for the second quarter of 2013, compared to $21.1 million for the second quarter of 2012. Adjusted EBITDA, which is a financial measure not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income below.

The Partnership’s revenues increased approximately $18.3 million, or 54%, to $52.1 million during the second quarter of 2013 compared to the same period in 2012, due to higher storage and throughput fee revenues. Storage service fee revenue grew $3.7 million due to new storage capacity placed into service in the first quarter of 2013 and due to an escalation in the average storage fee charged. Throughput fee revenues grew by $14.2 million during the second quarter of 2013 due to fees generated on new pipelines placed into service in the first quarter of 2013, and to a greater extent, due to an increase in fees related to liquefied petroleum gas (“LPG”) exports at our Houston terminal. A significant proportion of the increase in export fees was attributable to amounts we received under a margin sharing arrangement with a customer, and those fees were in addition to the volume-based throughput fees we earned under that arrangement.

“We are pleased to have achieved a significant milestone this quarter as throughput volumes exceeded one million barrels per day of crude oil, refined products and LPGs,” said Anne-Marie Ainsworth, President and Chief Executive Officer of the Partnership’s general partner. “In addition, our expansion projects and customer agreements allowed us to generate record revenue and Adjusted EBITDA in the second quarter.”

Operating expenses during the second quarter of 2013 were $11.0 million, increasing $3.0 million compared to the same period in 2012, primarily due to higher accruals for property taxes and higher costs associated with operations personnel, power and fuel and repairs and maintenance. Selling, general and administrative expenses of $4.7 million during the second quarter of 2013 remained relatively flat compared to the same period in 2012.

In August 2013, the Conflicts Committee of the board of directors of our general partner approved a requested increase to the fixed fee charged to us under the Services Agreement to $18.8 million on an annualized basis to reflect higher selling, general and administrative expenses associated with expansion projects placed in service in 2013. These expansion projects include the Houston crude oil storage and pipeline expansion, the first phase of our Appelt storage facility and related pipeline connections, and incremental refined petroleum products storage at our Beaumont terminal. The fee increase will take effect in the third quarter of 2013.

We continue to expect our capital expenditures for the full year of 2013 to range between $135 million to $145 million as we execute on our previously announced growth projects. During the beginning of the third quarter of 2013, the Partnership placed into service the final 275,000 barrel tank of the four tank expansion at our 600 manifold location at the Houston terminal.

“Yet another important milestone was achieved by the Partnership during the beginning of the third quarter when we began operations at our new Appelt facility by placing into service the first three tanks, or a total of 1.2 million barrels of storage capacity,” continued Ainsworth. “Successful execution of our announced expansion plan continues to provide us a solid foundation for future growth.”

When completed as expected at the end of 2013, Appelt Phase I will have 3.2 million barrels of storage. The Appelt Phase II crude storage expansion project that we announced during 2012 is expected to add an additional 3.3 million barrels of new storage capacity by the end of 2014, bringing the Partnership’s total storage capacity to over 25 million barrels.

“In addition to our announced expansion projects, we are actively evaluating new projects and opportunities that will allow us to build on our strong strategic position at our Houston and Beaumont facilities,” said Ainsworth. “We believe that our customers view us as a critical logistic link, and we anticipate that our connectivity will continue to drive increased demand for the movement of crude oil, LPGs and refined products to and from our facilities.”

On July 22, 2013, the Partnership declared an increase in its cash distribution to $0.425 per unit, or $1.70 per unit on an annualized basis, for all of its outstanding limited partner units. The second quarter distribution represents our seventh consecutive quarterly increase since going public in the third quarter of 2011, a 4.9% increase over the distribution of $0.405 per unit for the first quarter of 2013 and an 18.1% increase over the distribution of $0.36 per unit for the second quarter of 2012. The $17.1 million second quarter 2013 cash distribution is expected to be paid on August 14, 2013. Distributable cash flow for the second quarter of 2013 provided distribution coverage of 2.0 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners and incentive distribution rights.

Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income below.

Conference Call
The Partnership will hold a conference call to discuss its second quarter 2013 financial results on August 8, 2013 at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). To participate in the call, dial (480) 629-9818 and ask for the Oiltanking call ten minutes prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through August 14, 2013 by calling (303) 590-3030 and using the pass code 4630323#.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA are presented because management believes these metrics provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. You should not consider Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may be defined differently by other companies in the Partnership’s industry, the Partnership’s presentation of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The Partnership defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization expense and other income, as further adjusted to exclude certain other non-cash and non-recurring items, including gains and losses on disposals of fixed assets. Adjusted EBITDA is not a presentation made in accordance with GAAP. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and external users of the consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine overall rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as the Partnership’s net income (loss) before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets; and (iii) other (income) expense; less maintenance capital expenditures. The Partnership’s management believes distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of the Partnership’s cash available for distribution to its unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total quarterly distribution payable to all common and subordinated unitholders, the general partner interest and incentive distribution rights.

The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

The Partnership believes investors benefit from having access to the same financial measures used by its management. Further, the Partnership believes these measures are useful to investors because these measures are one of the bases for comparing the Partnership’s operating and financial performance with that of other companies with similar operations, although the Partnership’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$52,079	$33,823	$92,265	$68,109
Costs and expenses:
Operating	10,979	8,019	20,444	17,646
Selling, general and administrative	4,741	4,703	9,738	9,191
Depreciation and amortization	4,981	4,068	9,471	8,034
Loss on disposal of fixed assets	—	—	—	13
Total costs and expenses	20,701	16,790	39,653	34,884
Operating income	31,378	17,033	52,612	33,225
Other income (expense):
Interest expense	(1,759)	(400)	(2,651)	(607)
Interest income	—	9	3	29
Other income	17	59	19	73
Total other expense, net	(1,742)	(332)	(2,629)	(505)
Income before income tax expense	29,636	16,701	49,983	32,720
Income tax expense	(160)	(80)	(315)	(160)
Net income	$29,476	$16,621	$49,668	$32,560

Allocation of net income to partners:
Net income allocated to general partner	$5,710	$489	$7,060	$876
Net income allocated to common unitholders	$11,883	$8,066	$21,304	$15,842
Net income allocated to subordinated unitholders	$11,883	$8,066	$21,304	$15,842

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.61	$0.41	$1.10	$0.81
Subordinated unit (basic and diluted)	$0.61	$0.41	$1.10	$0.81

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	19,450	19,450	19,450	19,450
Subordinated units (basic and diluted)	19,450	19,450	19,450	19,450

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	June 30,	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$4,962	$7,071
Receivables:
Trade	18,914	12,160
Affiliates	1,276	615
Other	351	313
Note receivable, affiliate	3,000	28,000
Prepaid expenses and other	3,484	1,290
Total current assets	31,987	49,449
Property, plant and equipment, net	504,858	418,289
Intangible assets, net	3,739	—
Other assets, net	1,383	1,482
Total assets	$541,967	$469,220
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$28,289	$29,399
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	2,351	2,049
Total current liabilities	33,140	33,948
Long-term debt, affiliate, less current maturities	202,550	146,800
Deferred revenue	2,351	2,544
Total liabilities	238,041	183,292
Commitments and contingencies
Partners’ capital:
Common units (19,449,901 units issued and outstanding at June 30, 2013 and December 31, 2012)	254,017	248,176
Subordinated units (19,449,901 units issued and outstanding at June 30, 2013 and December 31, 2012)	42,195	36,354
General partner’s interest	7,714	1,398
Total partners’ capital	303,926	285,928
Total liabilities and partners’ capital	$541,967	$469,220

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$49,668	$32,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,471	8,034
Loss on disposal of fixed assets	—	13
Amortization of deferred financing costs	93	70
Changes in assets and liabilities:
Trade and other receivables	(6,792)	(2,394)
Prepaid expenses and other assets	(2,188)	(791)
Accounts receivable/payable, affiliates	(359)	(1,347)
Accounts payable and accrued expenses	(2,202)	(386)
Deferred revenue	735	207
Total adjustments from operating activities	(1,242)	3,406
Net cash provided by operating activities	48,426	35,966
Cash flows from investing activities:
Issuance of notes receivable, affiliate	(3,000)	(20,000)
Collections of notes receivable, affiliate	28,000	33,800
Payments for purchase of property, plant and equipment	(95,920)	(42,162)
Proceeds from sale of property, plant and equipment	44	—
Purchase of intangible assets	(3,739)	—
Net cash used in investing activities	(74,615)	(28,362)
Cash flows from financing activities:
Borrowings under loan agreement, affiliate	—	10,000
Borrowings under credit agreement, affiliate	57,000	—
Payments under notes payable, affiliate	(1,250)	(1,250)
Debt issuance costs	—	(750)
Distributions paid to partners	(31,670)	(27,566)
Net cash provided by (used in) financing activities	24,080	(19,566)
Net decrease in cash and cash equivalents	(2,109)	(11,962)
Cash and cash equivalents — Beginning of period	7,071	23,836
Cash and cash equivalents — End of period	$4,962	$11,874

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Storage capacity, end of period (mmbbls) (1) (3)	18.5	17.7	18.5	17.7
Storage capacity, average (mmbbls) (3)	18.5	17.6	18.3	17.6
Terminal throughput (mbpd) (2)	1,135.7	832.8	1,008.5	839.5
Vessels per period	225	221	419	450
Barges per period	788	780	1,619	1,553
Trucks per period	6,900	2,617	12,138	5,368
Rail cars per period	1,950	2,600	3,588	4,888
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)
During the first quarter of 2013, we placed into service net storage capacity of approximately 0.9 million barrels. Amounts do not reflect approximately 1.4 million barrels of storage capacity placed into service in the third quarter of 2013.

Revenues by service category:
(In thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Storage service fees	$28,620	$24,953	$56,578	$49,247
Throughput fees	21,430	7,215	31,918	14,096
Ancillary service fees	2,029	1,655	3,769	4,766
Total revenues	$52,079	$33,823	$92,265	$68,109

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$29,476		$16,621		$49,668		$32,560
Depreciation and amortization	4,981		4,068		9,471		8,034
Income tax expense	160		80		315		160
Interest expense, net	1,759		391		2,648		578
Loss on disposal of fixed assets	—		—		—		13
Other income	(17)		(59)		(19)		(73)
Adjusted EBITDA	$36,359		$21,101		$62,083		$41,272
Interest expense, net	(1,759)		(391)		(2,648)		(578)
Income tax expense	(160)		126		(315)		(160)
Maintenance capital expenditures	(260)		(397)		(995)		(1,152)
Distributable cash flow	$34,180		$20,439		$58,125		$39,382

Cash distributions (1)	$17,112		$14,290		$33,290		$28,182

Distribution coverage ratio	2.00	x	1.42	x	1.75	x	1.40	x

_____________

(1)	Amounts represent cash distributions declared for our limited partner units, general partner interest and incentive distribution rights, as applicable, for each respective period.

Reconciliation of Debt to Adjusted EBITDA Ratio:

2013 Latest Twelve Months (LTM) Adjusted EBITDA (as of June 30, 2013):
Adjusted EBITDA for the six months ended June 30, 2013	$62,083
2012 Adjusted EBITDA (1)	80,616
Less: Adjusted EBITDA for the six months ended June 30, 2012	41,272
2013 Latest Twelve Months (LTM) Adjusted EBITDA (as of June 30, 2013)	$101,427

Total debt, including current portion at June 30, 2013	$205,050
Debt/Adjusted EBITDA Ratio	2.0	x
_____________

(1)	Please refer to the press release of Oiltanking Partners, L.P. issued March 6, 2013, for a reconciliation of Adjusted EBITDA for the year ended December 31, 2012 from net income.

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